Exhibit 10.3

CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into effective as of September 30, 2019 (the “Effective Date”) by and between Inseego Corp., having its principal place of business located at 9605 Scranton Road, Suite 300, San Diego, California, 92121 (the “Company”), and Robert Pons (“Consultant”). Company and Consultant may each be referred to herein as a “Party” and collectively as the “Parties”. Exhibit A hereto is hereby incorporated into, and made a part of, this Agreement.

1.	Relationship.

1.1During the term of this Agreement, Consultant shall provide the services (the “Services”) to the Company as described on, and in accordance with, the Project Assignment attached as Exhibit A hereto. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall perform the Services in a professional manner consistent with the highest industry standards and in accordance with all federal, state and local laws, rules and regulations which relate to or govern the Services. Consultant further represents and warrants that entering into and performing under this Agreement will not violate any agreement or understanding, whether written or oral, express or implied, that Consultant has with a third party, including his current employer, if any, or any former employer. During the term of this Agreement, Consultant covenants that Consultant will not enter into any agreement or understanding, whether written or oral, express or implied, with a third party, including a future employer if Consultant’s performance under this Agreement would violate such other agreement or vice versa. Consultant agrees that during the term of this Agreement, Consultant will not serve as an employee, officer, director or consultant for any entities that are competitors of the Company.

1.2Consultant has resigned his role as a member of the Board of Directors of the Company, however Consultant shall continue in the service of the Company under the terms of this Agreement. As a result, equity awards previously granted to Consultant are not affected by his resignation, and for purposes of the vesting and exercisability of such equity awards, Consultant’s continuous service to the Company is uninterrupted and is not deemed terminated until the termination or expiration of this Agreement.

1.3During the term of this Agreement and for twelve (12) months following termination of this Agreement, Consultant shall not

(a)make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities or debt obligations of Company or its subsidiary or other affiliate (“Subsidiary”) or rights or options to acquire such securities or debt obligations, (ii) any acquisition of any assets of Company or its Subsidiary (other than the purchase or acquisition of products of the Company or any Subsidiary in the ordinary course of business), (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution, extraordinary transaction or any similar transaction involving Company or its Subsidiary, or involving any securities, debt obligations or assets of Company or its Subsidiary, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Company or any Subsidiary;

(b)form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Company;

(c)act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Company or any Subsidiary;

(d)take any action which might force Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f)assist, induce or encourage any other person or entity to take any action referred to in clauses “(a)”, “(b)”, “(c)” or “(d)” of this sentence; or

(g)enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in clauses “(a)”, “(b)”, “(c)” or “(d)” of this sentence.

Notwithstanding any provision of this Section 1.3 to the contrary, Consultant shall not be deemed to be in violation of the provisions of this Section 1.3 by virtue of the grant of equity awards to Consultant pursuant to the terms of this Agreement or the vesting or exercise of equity awards granted to Consultant by Company pursuant to this Agreement or otherwise.

2.Fees. As consideration for the proper provision of the Services to be provided by Consultant and the other obligations set forth herein, the Company shall pay to Consultant during the term of this Agreement the amounts specified on Exhibit A hereto under the conditions specified therein.

3.Term and Termination. This Agreement shall have a term beginning on the Effective Date and expiring on June 30, 2021, unless terminated earlier in accordance with the terms of this Agreement. Should either Party default in the performance of this Agreement or breach any of its material obligations hereunder, the non-breaching Party may terminate this Agreement immediately if the breaching Party fails to completely cure the breach, and any intervening breaches that may have occurred, within three (3) calendar days after having received written notice by the non-breaching Party of the breach or default if it is capable of being cured or, if it is not so capable, then such termination shall take effect immediately upon written notice of same. Consultant shall be paid in accordance with Exhibit A hereto all fees and expenses owed to Consultant through the effective date of expiration or termination of this Agreement.

4.	No Authority to Bind Company; Independent Contractor.

4.1The Parties hereby agree that Consultant shall not have any authority to enter into contracts or other understandings that bind the Company or create obligations on the part of the Company without the prior written authorization of a duly authorized representative of the Company.

4.2Company will provide work product requirements and deliverable requirements to Consultant. Consultant will perform the Services independently and free from control and direction from Company. Consultant represents that Consultant is customarily engaged in an independently established business performing services that are the same or similar to the Services provided to Company hereunder.

4.3Consultant hereby acknowledges and agrees that Consultant is not an employee of the Company but is rather solely an independent contractor and therefore will not be eligible for any Company employee benefits, bonuses or otherwise. To the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits and irrevocably waives any right to such benefits. The Parties acknowledge and agree that they are neither partners nor joint-venturers.

5.Confidentiality. Consultant agrees during the term of this Agreement and thereafter that he will take all steps reasonably necessary to hold Company’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of Company; and (d) confidential information of any third party that is in Company’s care or possession. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Consultant from a third party without confidential limitations; (iii) it has been independently developed for Consultant by personnel or agents having no access to the Company Proprietary Information; or (4) it was known to Consultant prior to his first receipt from Company. Consultant shall not bring or disclose to the Company, or use in connection with the Services, any confidential information of any third party without such third party’s written authorization.
Consultant acknowledges and agrees that he may come into possession of material non- public information about the Company during his performance of the Services and that the use of such information is governed by United States securities laws including, but not limited to, the Securities Exchange Act of 1934, as amended, and that the violation of such law is a criminal offense. In connection therewith, Consultant hereby covenants that Consultant will not trade in Company securities while in possession of material non-public information.

6.Loaned Property. Consultant hereby acknowledges, agrees and covenants that any and all physical Company-owned property received by Consultant shall remain the sole and exclusive property of the Company. Upon any termination of this Agreement, or earlier request by the Company, Consultant shall immediately return such Company-owned property (including, without limitation, any Company laptop or mobile phone) to a designated Company representative.

7.	Intellectual Property.

7.1Ownership of Work Product. As used in this Agreement, the term “Work Product” means any deliverable or invention, whether or not patentable, and all related know- how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for Company (“Company Work Product”). Consultant agrees that any and all Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Company and Consultant shall not have any equitable or legal interest in such rights whatsoever. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights. Except as set forth in this Agreement, Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership of the Company Work Product. In connection therewith, Consultant hereby represents and warrants that no part of the Work Product shall contain, use, reproduce or require any intellectual property rights of a third party or otherwise infringe such party’s rights.

7.2Covenant not to Transfer. For the sake of clarity, given that the Company shall own all Work Product exclusively, Consultant hereby covenants and agrees that he shall not, either directly or indirectly, reproduce, transfer or otherwise use the Work Product or any part thereof for another customer or otherwise, other than for purposes of this Agreement.

8.Whistleblower Notice. Consultant acknowledges that pursuant to 18 U.S.C. Section 1833(b)(1), an individual cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.	Miscellaneous.

9.1Taxes. Consultant understands and agrees that the Company is in no way responsible for any income and/or other tax obligations owed by Consultant in connection with this Agreement or otherwise, if any, and including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement or for any Services, and Consultant agrees that the Company has no duty to try to prevent any adverse determination made as to the tax treatment of any such payments. Consultant agrees to indemnify and hold the Company harmless from all such income and/or other tax obligations.

9.2Non-Solicit. Consultant agrees that for the term of this Agreement and continuing for one (1) year thereafter (the “Restricted Period”), Consultant will not, directly or indirectly, in any manner (whether on Consultant’s own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (a) hire or attempt to hire any current or former employee or consultant to the Company or its affiliates, unless such consultant or employee has not performed any services for the Company or its affiliates for a period of twelve (12) consecutive months; (b) recruit or solicit any current or former employee of or consultant to the Company or its affiliates, unless such consultant or employee has not performed any services for the Company or its affiliates for a period of six (6) consecutive months; or (c) induce or attempt to induce any current or former employee of, or consultant to, the Company or any of its affiliates, to leave the employ or service of the Company or its affiliates, or in any way interfere with the relationship between the Company or its affiliates and any their employees or consultants.

9.3Limitation of Liability. In no event will the Company be liable for any consequential, indirect, exemplary, special, incidental, or punitive damages arising from or relating to this Agreement. The Company’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of fees owed by Company to Consultant for Services performed under this Agreement.

9.4Duty to Cooperate. Consultant shall, at the reasonable request of the Company and for no additional consideration, assist the Company and cooperate in the defense and/or investigation, in which Consultant has knowledge or can be of help, of any third party claim or any investigation or any proceeding, whether actual or threatened, including, without limitation, participating as a witness and providing truthful testimony in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body.

9.5General Release of Claims by Consultant. In consideration for and as a condition of receiving the consideration described in Exhibit A and the Company’s entering into this Agreement, Consultant, on behalf of himself and his heirs and assigns, voluntarily, knowingly, irrevocably and forever discharges, waives, and releases the Company and all of its current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (collectively, the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which Consultant had, has or may have against any of the Releasees as of the date that Consultant signs this Agreement (the “Claims”).

THIS MEANS THAT BY SIGNING THIS AGREEMENT, CONSULTANT UNDERSTANDS THAT, EXCEPT AS PROVIDED HEREIN, CONSULTANT WILL HAVE WAIVED ANY RIGHT CONSULTANT MAY HAVE TO BRING A LAWSUIT OR MAKE ANY CLAIM OF ANY KIND WHATSOEVER AGAINST THE COMPANY OR ANY OF THE RELEASEES BASED ON ANY ACTIONS OR OMISSIONS OF THE COMPANY OR ANY OF THE RELEASEES UP TO THE DATE OF SIGNING AGREEMENT.

Consultant expressly waives the protection of Section 1542 of the Civil Code of the State of California and any analogous rule or principle of any other jurisdiction. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

For purposes of this Agreement, “Claims” does not include (and Consultant is not releasing): (a) any claims against the Company for promises it is making to Consultant in this Agreement; (b) any claims for indemnification; or (c) any claims that the law does not permit Consultant to release by private agreement.

Consultant is hereby advised by the Company to consult with an attorney of Consultant’s choosing, at Consultant’s expense, prior to entering into this Agreement.

9.6Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by facsimile transmission, by electronic mail in portable document format (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

9.7No Assignment; Successors. The Company may assign this Agreement to any successor to all or part of its assets or business without Consultant’s consent. Except as specifically provided in this Agreement, no party may assign this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s successors, permitted assignees, heirs, executors, administrators, and legal representatives.

9.8Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its meaning or interpretation.

9.9Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Consultant and an authorized representative of the Company which writing specifically refers to this Section 9.

9.10Sole Agreement. This Agreement, including Exhibit A hereto, constitutes the sole agreement of the Parties and supersedes all oral negotiations, and prior writings with respect to the services to be provided under Exhibit A.

9.11Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile transmission, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number, or as subsequently modified by written notice.

9.12Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. The Parties hereby expressly acknowledge and agree that to the extent an alternative body of law could be construed to apply to or govern this Agreement, it is hereby disclaimed.

9.13Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.14Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in the State of California, County of San Diego. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

9.15Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

9.16Survival. The rights and obligations of the Parties under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.
IN WITNESS WHEREOF, this Agreement shall be effective as of the Effective Date first written above.

INSEEGO CORP.

By:	/s/ Dan Mondor
Name:	Dan Mondor
Title:	Chairman and CEO

/s/ Robert Pons
ROBERT PONS

EXHIBIT A
PROJECT ASSIGNMENT

Services. During the term of this Agreement, Consultant shall provide consulting Services for the Company as reasonably requested from time to time by the Company’s Chairman and Chief Executive Officer.

Location of Provision of Services. Consultant shall render the Services at locations determined by Consultant, which may be at Consultant’s business location.

Fees. The Company shall pay Consultant compensation as follows, which shall be the exclusive compensation payable to Consultant:

1.
Cash retainer of $17,250.00 on the date of each regularly scheduled quarterly meeting of the Company’s Board of Directors between the Effective Date and June 30, 2021, up to a maximum of 7 meetings, subject to continuous service under this Agreement through the date of each such meeting;

2.
On the first date in 2020 that the Company’s Board of Directors grants annual equity awards to all non-employee members of the Board of Directors, restricted stock units with a value equal to $85,000 (based on the closing price of the Company’s stock as of the prior trading day), vesting on the date one year following the date of grant subject to continuous service under this Agreement through such vesting date; and

3.
On the first date in 2021 that the Company’s Board of Directors grants annual equity awards to all non-employee members of the Board of Directors, restricted stock units with a value equal to $35,417 (based on the closing price of the Company’s stock as of the prior trading day), vesting on June 30, 2021, subject to continuous service under this Agreement through such vesting date.

Expenses. The Company shall reimburse Consultant for reasonable business expenses incurred in connection with performance of the Services hereunder provided that the Company has pre- approved such expenses in advance in writing (which may include e-mail) and provided further that Consultant submits reasonable documentation in accordance with the Company’s standard expense reimbursement policy.